The following sets forth the computation of basic earnings per share at December 31, 1998, 1997, 1996 and 1995.


NUMERATOR                                             1998              1997              1996              1995
---------                                             ----              ----              ----              ----
NET LOSS BEFORE SETTLEMENTS/
LIABILITY EXTINGUISHMENTS                         $   (65,756)      $   (18,292)      $  (537,557)      $  (991,424)

SETTLEMENTS/LIABILITY
EXTINGUISHMENTS (Note 1)                              305,489           177,324           925,178         1,755,554
                                                  -----------       -----------       -----------       -----------
NET INCOME                                        $   239,733       $   159,032       $   387,621       $   764,130
                                                  ===========       ===========       ===========       ===========

DENOMINATOR FOR BASIC EARNINGS PER SHARE
----------------------------------------

WEIGHTED NUMBER OF SHARES USED

IN COMPUTING NET INCOME (LOSS)

PER SHARE                                           5,552,869         5,251,647         5,071,510         4,817,720

NET LOSS BEFORE SETTLEMENTS/
LIABILITY EXTINGUISHMENTS
PER SHARE                                         $     (0.01)      $     (0.00)      $     (0.11)      $     (0.20)
                                                  ===========       ===========       ===========       ===========
SETTLEMENTS/LIABILITY
EXTINGUISHMENTS PER SHARE                         $      0.05       $      0.03       $      0.19       $      0.36
                                                  ===========       ===========       ===========       ===========
NET INCOME PER SHARE                              $      0.04       $      0.03       $      0.08       $      0.16
                                                  ===========       ===========       ===========       ===========

Based on estimated fair market values, outstanding options and warrants are considered antidilutive for all years presented. After year end, 50,000 shares of convertible preferred stock and 8,055 shares of common stock were issued in connection with the FORTESA merger, as well as common shares issued in connection with the conversion of long-term debt.